EXHIBIT 99.1

Oritani Financial Corp. Reports Annual Earnings and Dividend

TOWNSHIP OF WASHINGTON, N.J., July 27, 2017 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the “Company” or “Oritani”) (NASDAQ:ORIT), the holding company for Oritani Bank (the “Bank”), reported net income of $2.9 million, or $0.07 per basic (and $0.06 diluted)  common share, for the three months ended June 30, 2017, and $49.1 million, or $1.14 per basic (and $1.10 diluted) common share, for the twelve months ended June 30, 2017.  This compares to net income of $11.1 million, or $0.26 per basic (and $0.25 diluted) common share for the three months ended June 30, 2016 and net income of $52.3 million, or $1.25 per basic (and $1.21 diluted) common share for the twelve months ended June 30, 2016.

The Company also reported that its Board of Directors declared a $0.175 quarterly cash dividend on the Company’s common stock.  The record date for the dividend will be August 7, 2017 and the payment date will be August 21, 2017.

“I am pleased to report the results of another year of hard work resulting in the level of exceptional results that you have come to expect from Oritani,” said Kevin J. Lynch, the Company’s Chairman, President and CEO.  “We sought growth in quality loans and deposits and achieved substantial increases in both.  At June 30, our loan to deposit ratio was down to 125%.”  Mr. Lynch continued: “Our ROA for the year was 1.24% and our ROE was 8.98%.  In addition, we executed a balance sheet restructure that enhanced our ability to deliver future stellar results.”

Comparison of Operating Results for the Periods Ended June 30, 2017 and 2016

Net Income.  Net income decreased $8.2 million to $2.9 million for the quarter ended June 30, 2017, from $11.1 million for the corresponding 2016 quarter.  Net income decreased $3.2 million to $49.1 million for the twelve months ended June 30, 2017, from $52.3 million for the corresponding 2016 period.  The primary causes of the fluctuations in net income in the 2017 periods were due to atypical items.  Changes in net gains on sales of assets, FHLB prepayment penalties and derivative termination costs, net of their tax effect, accounted for the majority of the periodic disparities.   Several of these items pertain to a balance sheet restructure.  Further details regarding the restructure are provided below.

Balance Sheet restructure.  During the quarter ended June 30, 2017, the Company undertook a “balance sheet restructure” to improve its net interest income and interest rate risk position.  The pretax costs associated with the execution of the restructure transaction totaled $13.9 million.  The Company realized a pretax gain of $20.6 million on the sale of an investment in real estate joint ventures during the quarter ended March 31, 2017.  Management utilized a portion of this gain to restructure the balance sheet and offset the costs associated with the restructure transaction.  The restructure transaction is expected to positively impact prospective net interest income.  Similar restructure transactions were executed during the quarters ended June 30, 2016 and December 31, 2015.  The steps taken in conjunction with the current period restructure are detailed below:

  The Company prepaid a total of $117.9 million of FHLB advances with a weighted average effective cost of 2.74%.  In conjunction with the prepayments, the Company incurred costs totaling $5.2 million.
  The Company terminated $100.0 million notional of existing interest rate swaps with a weighted average pay rate obligation of 3.12%.  In conjunction with the prepayments, the Company incurred costs totaling $7.9 million.  The Company also terminated a related interest rate swap for a gain of $156,000, bringing the net cost of the derivative termination transactions to $7.7 million.
  The Company executed $195.0 million of additional swaps.  The swaps have a weighted average life of 5.5 years, a weighted average rate of 1.72% and a weighted average total cost of 1.82%.
  The Company incurred fees totaling $270,000 in conjunction with the restructure transaction.
  The Company obtained $95 million of brokered deposits to hedge the incremental amount of new swaps.  In addition, the costs associated with its existing brokered deposit portfolio of approximately $340 million were reduced by 2.3 basis points.
  The Company committed to a new FHLB advance in the amount of $22.9 million at a rate of 1.72%.
  The Company sold $57.0 million of securities with a book yield of 1.35%.  The Company incurred a loss of $826,000 on this sale.
  The Company purchased $58.9 million of mortgage backed securities with a projected book yield of 1.95%.
  The restructure took place toward the end of the June 30, 2017 quarter and had minimal impact on the net interest spread and margin for that period.  The Company anticipates that the restructure transaction will improve margin by approximately 8 basis points prospectively.  The Company cautions that numerous other factors also impact margin.

Excluding the $13.9 million of costs associated with the restructure, net income for the three and twelve months ended June 30, 2017 would have been approximately $12.0 million (or $0.27 basic and diluted common share) and $58.2 million (or $1.35 basic and $1.31 diluted common share), respectively.

The Company does not anticipate any additional restructure transactions for the foreseeable future.

Total Interest Income.

The components of interest income for the three months ended June 30, 2017 and 2016, changed as follows:

	Three Months Ended June 30,				Increase / (decrease)
	2017		2016			Average
	Income	Yield	Income	Yield	Income	Balance	Yield
	(Dollars in thousands)
Interest on loans	$34,452	3.90%	$32,429	4.24%	$2,023	$474,091	-0.34%
Dividends on FHLB stock	491	5.55%	395	4.08%	96	(3,295)	1.47%
Interest on securities AFS	703	1.79%	1,063	2.03%	(360)	(53,044)	-0.24%
Interest on securities HTM	917	1.88%	765	1.94%	152	37,473	-0.06%
Interest on federal funds sold
and short term investments	2	1.04%	2	0.50%	-	(843)	0.54%
Total interest income	$36,565	3.73%	$34,654	4.00%	$1,911	$454,382	-0.27%

The Company’s primary strategic business objective is the organic growth of multifamily and commercial real estate loans.  The average balance of the loan portfolio increased $474.1 million, or 15.5%, for the three months ended June 30, 2017 versus the comparable 2016 period.  On a linked quarter basis (June 30, 2017 versus March 31, 2017), the average balance of the loan portfolio increased $49.9 million, for an annualized growth rate of 5.7%.  Loan originations totaled $108.1 million for the quarter ended June 30, 2017 (there were no purchases in that period).  Loan principal payments totaled $73.1 million for the quarter ended June 30, 2017.  Loan originations, purchases and prepayments totaled $187.4 million, $35.8 million and $109.7 million, respectively, for the three months ended June 30, 2016.

The yield on the loan portfolio decreased 34 basis points for the quarter ended June 30, 2017 versus the comparable 2016 period.  However, this result was impacted by the level of prepayment penalties.  Prepayment penalties totaled $236,000 for the quarter ended June 30, 2017 versus $1.5 million for the quarter ended June 30, 2016.  Absent prepayment penalties, the yield on the loan portfolio decreased 17 basis points over the periods.  Prepayment penalties increased annualized loan yield by 3 basis points in the 2017 period versus 20 basis points in the 2016 period.  On a linked quarter basis, absent prepayment penalties, the yield on the loan portfolio increased 2 basis points.  Prepayment penalties totaled $821,000 for the quarter ended March 31, 2017.  While there has been an extended period of downward pressure on loan yields, recent results show the trend to be ebbing.  This is occurring primarily because the yield on new loan originations has approximated the yield on the existing loan portfolio.  The Company has not adjusted its underwriting in order to boost yields on new originations.  The Company continues to minimize the fixed period of its loan originations in order to limit the interest rate risk associated with the loan portfolio.  The majority of the Company’s loan originations typically have a reset of five years or less.  Market rates for new loan originations will have a material impact on the Company’s ability to generate new originations that approximate or exceed the yield on the existing loan portfolio.

The average balance of securities available for sale decreased $53.0 million for the three months ended June 30, 2017 versus the comparable 2016 period, while the average balance of securities held to maturity increased $37.5 million over the same period.  The Company has been classifying the majority of new purchases as held to maturity.  These balances were also impacted by purchases and sales made in conjunction with balance sheet restructures.

The components of interest income for the twelve months ended June 30, 2017 and 2016, changed as follows:

	Twelve Months Ended June 30,				Increase / (decrease)
	2017		2016			Average
	Income	Yield	Income	Yield	Income	Balance	Yield
	(Dollars in thousands)
Interest on loans	$133,967	3.99%	$125,427	4.34%	$8,540	$468,991	-0.35%
Dividends on FHLB stock	1,834	5.19%	1,588	4.35%	246	(1,173)	0.84%
Interest on securities AFS	3,154	1.85%	4,566	1.99%	(1,412)	(58,744)	-0.14%
Interest on securities HTM	3,500	1.86%	2,737	1.95%	763	48,147	-0.09%
Interest on federal funds sold
and short term investments	7	0.73%	6	0.36%	1	(717)	0.37%
Total interest income	$142,462	3.80%	$134,324	4.08%	$8,138	$456,504	-0.28%

The explanations for changes described above for the three month period are also applicable to the twelve month period.  The average balance of the loan portfolio increased $469.0 million, or 16.2%, for the twelve months ended June 30, 2017 versus the comparable 2016 period.  Loan originations, purchases and prepayments totaled $732.0 million, $65.9 million and $365.4 million, respectively, for the fiscal year ended June 30, 2017.  Loan originations, purchases and prepayments totaled $710.1 million, $98.8 million and $436.3 million, respectively, for the fiscal year ended June 30, 2016.  The yield on the loan portfolio decreased 35 basis points for the fiscal year ended June 30, 2017 versus the comparable 2016 period.  This result was also impacted by the level of prepayment penalties.  Prepayment penalties totaled $2.9 million for the twelve months ended June 30, 2017 versus $5.7 million for the twelve months ended June 30, 2016.   Prepayment penalties boosted annualized loan yield by 9 basis points in the 2017 period versus 19 basis points in the 2016 period.

Total Interest Expense.

The components of interest expense for the three months ended June 30, 2017 and 2016, changed as follows:

	Three Months Ended June 30,				Increase / (decrease)
	2017		2016			Average
	Expense	Cost	Expense	Cost	Expense	Balance	Cost
	(Dollars in thousands)
Savings deposits	$100	0.23%	$97	0.23%	$3	$11,801	-%
Money market	2,094	1.11%	1,580	0.95%	514	92,184	0.16%
Checking accounts	926	0.51%	435	0.38%	491	269,696	0.13%
Time deposits	3,604	1.33%	3,026	1.29%	578	148,887	0.04%
Total deposits	6,724	0.98%	5,138	0.92%	1,586	522,568	0.06%
Borrowings	3,554	2.00%	3,809	1.91%	(255)	(86,274)	0.09%
Total interest expense	$10,278	1.19%	$8,947	1.18%	$1,331	$436,294	0.01%

Strong deposit growth remains a critical objective for the Company.  As detailed above, the average balance of deposits increased $522.6 million for the quarter ended June 30, 2017 versus the comparable 2016 period, representing growth of 23.4%.  On a linked quarter comparison basis, the average balance of deposits increased $109.1 million, representing an annualized growth rate of 16.5%.  The growth percentages above include the impact of brokered deposits.  As discussed under “Balance Sheet Restructure,” additional brokered money market deposits were obtained during the latter part of the quarter ended June 30, 2017.  Prior balance sheet restructures also impacted the average balance of brokered deposits.  Absent the impact of brokered funds, the average balance of deposits increased $371.7 million (growth rate of 16.7%) and $87.1 million (annualized growth rate of 13.2%) versus the quarters ended June 30, 2016, and March 31, 2017, respectively.  The overall cost of deposits increased 6 basis points for the quarter ended June 30, 2017 versus the comparable 2016 period.  The increased cost of money market accounts and checking accounts are primarily attributable to the costs of interest rate swaps that are being reflected as interest expense on these accounts.  The situation occurred as result of the balance sheet restructures.  The increase in the cost of time deposits is primarily due to the impact of market pressures.  On a linked quarter basis, deposit costs increased 3 basis points.

As detailed in the table above, the average balance of borrowings decreased $86.3 million for the three months ended June 30, 2017 versus the comparable 2016 period, and the cost increased 9 basis points.  The increase in the average balance of deposits allowed the Company to fund asset growth with deposits and reduce borrowing levels.  The cost of borrowings was significantly impacted by market rates, particularly overnight borrowings.  The cost of borrowings will be impacted prospectively by the balance sheet restructure, which is discussed later in this press release.  On a linked quarter basis, the average balance of borrowings decreased $113.8 million and the cost increased 28 basis points.  Despite the increase in the absolute cost of overnight borrowings, such borrowings remained the lowest cost of borrowed funds.  The decrease in the average balance of borrowings was principally in overnight funds.  This action was taken primarily to reduce interest rate risk.  However, this action also caused the average cost of the remaining portfolio to increase.

The components of interest expense for the twelve months ended June 30, 2017 and 2016, changed as follows:

	Twelve Months Ended June 30,				Increase / (decrease)
	2017		2016			Average
	Expense	Cost	Expense	Cost	Expense	Balance	Cost
	(Dollars in thousands)
Savings deposits	$391	0.23%	$380	0.24%	$11	$11,751	-0.01%
Money market	7,742	1.05%	5,034	0.77%	2,708	84,851	0.28%
Checking accounts	3,015	0.46%	1,666	0.37%	1,349	211,039	0.09%
Time deposits	13,523	1.33%	10,804	1.24%	2,719	145,801	0.09%
Total deposits	24,671	0.95%	17,884	0.84%	6,787	453,442	0.11%
Borrowings	13,180	1.83%	16,139	2.21%	(2,959)	(11,431)	-0.38%
Total interest expense	$37,851	1.14%	$34,023	1.19%	$3,828	$442,011	-0.05%

The explanations for changes described above for the three month period regarding deposits and borrowings are largely applicable to the twelve month period. However, the cost of borrowings was much higher for the twelve months ended June 30, 2016 versus the three months ended June 30, 2016.  The balance sheet restructures executed during the quarters ended June 30, 2016 and December 31, 2015 had a greater impact on the cost of funds for the three month period ended June 30, 2016.

Net Interest Income Before Provision for Loan Losses. Net interest income increased $580,000 to $26.3 million for the three months ended June 30, 2017, from $25.7 million for the three months ended June 30, 2016.  Net interest income increased $4.3 million to $104.6 million for the twelve months ended June 30, 2017, from $100.3 million for the twelve months ended June 30, 2016.  These results were impacted by the decreased level of prepayment penalty income in the 2017 periods.  The Company’s net interest income, spread and margin over the period are detailed in the table below.

			Net Interest Income Before Provision Excluding Prepayment Penalties
				Including Prepayment Penalties		Excluding Prepayment Penalties
	Net Interest	Prepayment
	Income Before	Penalty
Quarter Ended	Provision	Income		Spread	Margin	Spread	Margin
	(dollars in thousands)
June 30, 2017	$26,287	$236	$26,051	2.54%	2.68%	2.52%	2.66%
March 31, 2017	26,795	821	25,974	2.63%	2.75%	2.54%	2.67%
December 31, 2016	26,229	1,199	25,030	2.72%	2.86%	2.59%	2.73%
September 30, 2016	25,300	631	24,669	2.73%	2.87%	2.65%	2.80%
June 30, 2016	25,707	1,538	24,169	2.82%	2.97%	2.64%	2.79%

The Company’s spread and margin have been significantly impacted by prepayment penalties.  Due to this situation, the chart above details results with and without the impact of prepayment penalties.  Net interest income before provision for loan losses, excluding prepayment penalties, is a non-GAAP financial measure since it excludes a component (prepayment penalty income) of net interest income and therefore differs from the most directly comparable measure calculated in accordance with GAAP. The Company believes the presentation of this non-GAAP financial measure is useful because it provides information to assess the underlying performance of the loan portfolio since prepayment penalty income can be expected to change as interest rates change.  While prepayment penalty income is expected to continue, fluctuations in the level of prepayment income are also expected.  The level of prepayment income is generally expected to decrease as external interest rates increase since borrowers would have less of an incentive to refinance existing loans.

The Company’s spread and margin remain under pressure due to several factors, including: the relatively flat treasury yield curve; modifications of loans within the existing loan portfolio; prepayments of higher yielding loans and investments; increased funding costs pertaining to the increases in the federal funds target rate and interest costs necessary to attract deposit balances. The increases in the discount rate and federal funds target rate by the Federal Open Market Committee in December 2015, December 2016, March 2017 and June 2017 have increased the cost of the Company’s short term borrowings and indirectly increased the cost of time deposits.  These increases may also negatively impact the cost of deposits prospectively.  Longer term rates had generally risen due to market conditions since October, 2016.  However, the increases in longer term rates began to abate in March, 2017 and have generally decreased since that time.  Despite these pressures, excluding prepayment penalties, the rate of spread and margin compression has been decreasing and the Company’s net interest income has continued to expand.

The Company’s net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days.  The total of such income reversed was $19,000 and $283,000 for the three and twelve months ended June 30, 2017, respectively, and $136,000 and $555,000 for the three and twelve months ended June 30, 2016, respectively.

Provision for Loan Losses.  The Company recorded no provision for loan losses for either the three or twelve months ended June 30, 2017 or the three or twelve months ended June 30, 2016.  A rollforward of the allowance for loan losses for the three and twelve months ended June 30, 2017 and 2016 is presented below:

	Three months ended		Twelve months ended
	June 30,		June 30,
	2017	2016	2017	2016
	(Dollars in thousands)
Balance at beginning of period	$29,877	$29,948	$29,951	$30,889
Provisions charged to operations	-	-	-	-
Recoveries of loans previously charged off	407	3	409	9
Loans charged off	12	-	88	947
Balance at end of period	$30,272	$29,951	$30,272	$29,951

Allowance for loan losses to total loans	0.84%	0.94%	0.84%	0.94%
Annualized net charge-offs (recoveries) to
average loans outstanding	(0.05)%	-%	(0.01)%	0.03%

Delinquency and non performing asset information is provided below:

	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016
	(Dollars in thousands)
Delinquency Totals
30 - 59 days past due	$1,374	$1,266	$3,133	$1,686	$8,912
60 - 89 days past due	1,571	371	1,196	1,060	1,698
Nonaccrual	10,223	10,310	10,393	10,537	9,968
Total	$13,168	$11,947	$14,722	$13,283	$20,578

Non Performing Asset Totals
Nonaccrual loans, per above	$10,223	$10,310	$10,393	$10,537	$9,968
Real Estate Owned	140	140	266	449	487
Total	$10,363	$10,450	$10,659	$10,986	$10,455

Nonaccrual loans to total loans	0.29%	0.29%	0.30%	0.32%	0.31%
Delinquent loans to total loans	0.37%	0.33%	0.43%	0.41%	0.65%
Non performing assets to total assets	0.25%	0.25%	0.27%	0.29%	0.28%

Delinquent loan and non performing asset totals continue to illustrate minimal credit issues at the Company.  Further, of the $10.2 million in loans classified as nonaccrual at June 30, 2017, $6.8 million were fully current.

Total Other Income.  Total other income decreased $14.9 million to a net loss of $7.3 million for the three months ended June 30, 2017, from income of $7.6 million for the three months ended June 30, 2016.   The results for both periods were impacted by infrequent items.  Net loss on termination of derivatives of $7.7 million and a loss on the sale of securities of $826,000 were incurred in the 2017 period in conjunction with the balance sheet restructure.  In the 2016 period, the Company realized a gain of $386,000 on the sale of securities available for sale and had no derivative termination costs.  Also in the 2016 period, a gain of $6.0 million was realized on the dispositions of its investments in real estate joint ventures and real estate held for investment portfolios.  Since all assets in the investments in real estate joint ventures and real estate held for investment portfolios have been sold, recurring income from those sources was zero for the three months ended June 30, 2017, versus $199,000 for the three months ended June 30, 2016.

Total other income decreased $27.4 million to $16.8 million for the twelve months ended June 30, 2017 from $44.2 million for the twelve months ended June 30, 2016.  The twelve month period was also impacted by the issues described above for the three month period; however, the magnitude was greater in the twelve month period of comparison.  Both the 2017 and 2016 periods realized gains from sales of investments in real estate joint ventures and real estate held for investment, though gains were $17.0 million more in the 2016 period.  Net income from investments in real estate joint ventures and income from real estate operations, net decreased by a combined $709,000 for the twelve months ended June 30, 2017 as compared to the twelve months ended June 30, 2016.  As detailed above, a loss of $826,000 was incurred on the sale of securities in the 2017 period.  This compares to a gain of $990,000 for the twelve months ended June 30, 2016.  Also as detailed above, net loss on termination of derivatives of $7.7 million had a material impact on the 2017 period.

Total Other Expenses.  Total other expenses decreased $988,000 to $14.7 million for the three months ended June 30, 2017, from $15.7 million for the three months ended June 30, 2016.  Expenses for both periods were elevated as both periods included costs associated with balance sheet restructures.  The Company incurred $5.2 million of prepayment penalties regarding the prepayment of FHLB advances in connection with the 2017 balance sheet restructure.  The Company incurred $4.1 million of FHLB prepayment penalties in connection with the 2016 balance sheet restructure.  In addition, there was a decrease of $1.9 million in compensation, payroll taxes and fringe benefits. This decrease primarily pertained to the amortization cost associated with the Company’s 2011 Equity Plan.  The majority of the stock awards and stock options granted in conjunction with this plan fully amortized in August 2016.  The expenses associated with this plan decreased $1.4 million between the two periods.  Also, there was a net decrease in costs associated with nonqualified benefit plans.

Total other expenses decreased $17.8 million to $45.9 million for the twelve months ended June 30, 2017, from $63.7 million for the twelve months ended June 30, 2016.  Similar to the quarterly comparison above, the results for both periods were impacted by costs incurred in conjunction with balance sheet restructures.  However, there were two balance sheet restructures in the 2016 period.  Total FHLB prepayment penalties in the 2016 period were $18.0 million.   There was one restructure in the 2017 with FHLB prepayment penalties of $5.2 million noted in the quarterly comparison above.  Compensation, payroll taxes and fringe benefits decreased $4.9 million to $28.9 million for the twelve months ended June 30, 2017, from $33.8 million for the twelve months ended June 30, 2016.  The explanation described above for the quarterly comparison regarding the Company’s 2011 Equity Plan is also applicable to the fiscal year comparison.  The 2016 period included the full cost of the amortization of the 2011 Equity Plan while the 2017 period included only a portion of these costs.  The expenses associated with this plan decreased $5.0 million between the two periods.  In addition, increases in salary expense and health insurance costs were partially offset by a decrease in ESOP expense and a net decrease in costs associated with nonqualified benefit plans.

Income Tax Expense.  Income tax expense for the three months ended June 30, 2017 was $1.3 million on pre-tax income of $4.2 million, resulting in an effective tax rate of 31.8%.   Income tax expense for the three months ended June 30, 2016 was $6.5 million on pre-tax income of $17.6 million, resulting in an effective tax rate of 37.1%.  Income tax expense for the twelve months ended June 30, 2017, was $26.4 million, on pre-tax income of $75.5 million, resulting in an effective tax rate of 34.9%.  Income tax expense for the twelve months ended June 30, 2016, was $28.5 million, on pre-tax income of $80.8 million, resulting in an effective tax rate of 35.3%.  The effective tax rates for all periods were impacted by the amount of excess tax benefit associated with the exercise or vesting of stock awards that occurred during the period.

Comparison of Financial Condition at June 30, 2017 and June 30, 2016

Total Assets.  Total assets increased $468.3 million to $4.14 billion at June 30, 2017, from $3.67 billion at June 30, 2016.  The asset growth rate for fiscal 2017 was 12.7%.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) increased $17.0 million to $33.6 million at June 30, 2017, from $16.6 million at June 30, 2016.

Net Loans.  Loans, net increased $434.7 million to $3.57 billion at June 30, 2017, from $3.13 billion at June 30, 2016.  The growth rate was 13.9%.  See “Interest Income” for discussion regarding loans balances.

Securities available for sale.  Securities AFS decreased $43.9 million to $97.9 million at June 30, 2017, from $141.9 million at June 30, 2016.  The majority of the securities sold in conjunction with the balance sheet restructure were securities available for sale.

Securities held to maturity.  Securities HTM increased $71.5 million to $239.6 million at June 30, 2017, from $168.1 million at June 30, 2016.  The majority of the securities purchased during the year, including those purchased in conjunction with the balance sheet restructure were classified as held to maturity.

Deposits.  Deposits increased $596.5 million to $2.86 billion at June 30, 2017, from $2.26 billion at June 30, 2016.  See “Interest Expense” for discussion regarding deposit balances.

Borrowings.  Borrowings decreased $139.6 million to $642.1 million at June 30, 2017, from $781.6 million at June 30, 2016.  See “Interest Expense” for discussion regarding borrowing amounts.

Stockholders’ Equity.  Stockholders’ equity increased $24.0 million to $559.2 million at June 30, 2017, from $535.2 million at June 30, 2016.  The increase was primarily due to net income, the release of treasury shares in conjunction with stock option exercises, the net impact of the amortization of stock based compensation plans and a decrease in other comprehensive loss, partially offset by dividends and repurchases.  The balance sheet restructure had a significant impact on other comprehensive loss, resulting in other comprehensive income.  The dividends paid include regular quarterly dividends of $0.175 per share paid on August 19, 2016, November 18, 2016, February 17, 2017 and May 19, 2017, as well as a special dividend of $0.50 per share paid on December 23, 2016.  During the twelve months ended June 30, 2017, 98,655 shares of stock were repurchased at a total cost of $1.6 million and an average cost of $15.95 per share.  The shares repurchased were shares redeemed by employees, in lieu of payroll taxes due, in conjunction with the vesting of stock awards from the Company’s Equity Plans.  Based on our June 30, 2017 closing price of $17.05 per share, the Company stock was trading at 140.2% of book value.

About the Company
Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products.  Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers.  The Bank currently operates its main office and 25 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic.  For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements
Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as  "may,"  "will,"  "believe,"  "expect," "estimate,"  "anticipate,"  "continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including those risk factors disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2016 (as supplemented by our quarterly reports), and the following: those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	June 30,
Assets	2017	2016
	(unaudited)	(audited)
Cash on hand and in banks	$33,252	$16,243
Federal funds sold and short term investments	326	328
Cash and cash equivalents	33,578	16,571

Loans, net	3,566,703	3,131,957
Securities available for sale, at fair value	97,930	141,850
Securities held to maturity,
fair value of $237,204 and $170,706, respectively.	239,631	168,107
Bank Owned Life Insurance (at cash surrender value)	95,946	93,327
Federal Home Loan Bank of New York stock ("FHLB"), at cost	32,504	38,003
Accrued interest receivable	10,620	9,943
Investments in real estate joint ventures, net	—	4,307
Real estate held for investment	—	—
Real estate owned	140	487
Office properties and equipment, net	13,909	14,338
Deferred tax assets	37,693	47,360
Other assets	9,030	3,088
Total Assets	$4,137,684	$3,669,338

Liabilities
Deposits	$2,856,478	$2,260,003
Borrowings	642,059	781,623
Advance payments by borrowers for taxes and
insurance	23,496	21,415
Official checks outstanding	4,423	3,084
Other liabilities	52,005	68,013
Total liabilities	3,578,461	3,134,138

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized;
56,245,065 shares issued; 45,992,366 shares outstanding at
June 30, 2017 and 45,247,420 shares outstanding at
June 30, 2016.	562	562
Additional paid-in capital	512,337	513,177
Unallocated common stock held by the employee stock
ownership plan	(18,407)	(20,481)
Non-vested restricted stock awards	(458)	(4,242)
Treasury stock, at cost; 10,252,699 shares at June 30, 2017 and
10,997,645 shares at June 30, 2016.	(136,517)	(146,173)
Retained earnings	198,186	202,429
Accumulated other comprehensive income (loss), net of tax	3,520	(10,072)
Total stockholders' equity	559,223	535,200
Total Liabilities and Stockholders' Equity	$4,137,684	$3,669,338

Oritani Financial Corp. and Subsidiaries
Consolidated Statements of Income
Three and Twelve Months Ended June 30, 2017 and 2016
(In thousands, except share data)

	Three months ended		Twelve months ended
	June 30,		June 30,
	2017	2016	2017	2016
	unaudited		unaudited	audited
Interest income:
Loans	$34,452	$32,429	$133,967	$125,427
Dividends on FHLB stock	491	395	1,834	1,588
Securities available for sale	703	1,063	3,154	4,566
Securities held to maturity	917	765	3,500	2,737
Federal funds sold and short term investments	2	2	7	6
Total interest income	36,565	34,654	142,462	134,324

Interest expense:
Deposits	6,724	5,138	24,671	17,884
Borrowings	3,554	3,809	13,180	16,139
Total interest expense	10,278	8,947	37,851	34,023

Net interest income before provision for loan losses	26,287	25,707	104,611	100,301

Provision for loan losses	—	—	—	—
Net interest income after provision for loan losses	26,287	25,707	104,611	100,301

Other income:
Service charges	200	245	764	862
Real estate operations, net	—	7	—	301
Net income from investments in real estate joint ventures	—	192	769	1,177
Bank-owned life insurance	639	674	2,618	2,718
Net gain on sale of assets	235	5,997	20,856	37,872
Net gain on sale of securities	(826)	386	(826)	990
Net loss on termination of derivatives	(7,670)	—	(7,670)	—
Other income	84	86	333	324
Total other income	(7,338)	7,587	16,844	44,244

Other expenses:
Compensation, payroll taxes and fringe benefits	6,496	8,442	28,862	33,774
Advertising	144	90	502	361
Office occupancy and equipment expense	763	778	3,178	3,002
Data processing service fees	572	510	2,213	2,030
Federal insurance premiums	300	449	1,350	1,649
Real estate owned operations	2	(14)	307	342
FHLBNY prepayment penalties	5,169	4,115	5,169	17,988
Other expenses	1,264	1,328	4,348	4,570
Total other expenses	14,710	15,698	45,929	63,716

Income before income tax expense	4,239	17,596	75,526	80,829
Income tax expense	1,348	6,533	26,382	28,534
Net income	$2,891	$11,063	$49,144	52,295

Income per basic common share	$0.07	$0.26	$1.14	$1.25
Income per diluted common share	$0.06	$0.25	$1.10	$1.21

For further information contact:
Kevin J. Lynch
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
(201) 664-5400